CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Infocrossing, Inc. and subsidiaries for the registration of 3,979,500 shares of its common stock and to the incorporation by reference therein of our report dated February 13, 2004, with respect to the consolidated financial statements and schedule of Infocrossing, Inc. and subsidiaries included in the Annual Report (Form 10-K) for the year ended December 31, 2003, as amended by the Annual Report (Form 10-K/A) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG, LLP



New York, New York
April 12, 2004